                                                            Exhibit 99.1




Analyst contact:
Dennis E. McDaniel
Vice President, Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com



For Immediate Release



            OHIO CASUALTY CORPORATION REPORTS FINANCIAL RESULTS
                   FOR FOURTH QUARTER AND FULL YEAR 2006


FAIRFIELD, OHIO, February 7, 2007  --- Ohio Casualty Corporation
(NASDAQ:OCAS) today announced the following results for its fourth quarter ended December 31, 2006, compared with the same period of the prior year:

  - Net income of $75.5 million, or $1.22 per diluted share, versus $77.3 million, or $1.19 per diluted share;

  -  All Lines combined ratio (GAAP) of 86.9% versus 86.1%; and

  - Operating income (A) of $67.3 million ($1.08 per diluted share) versus $67.5 million ($1.04 per diluted share).

Results for the full year ended 2006 compared to the same period of 2005:

  - Net income of $218.3 million, or $3.44 per diluted share, versus $212.7 million, or $3.19 per diluted share;

  -  All Lines combined ratio (GAAP) of 93.7% versus 94.2%;

  - Operating income (A) of $190.0 million ($3.00 per diluted share) versus $171.1 million ($2.57 per diluted share); and

  -  Increase in book value per share of $3.25 or 14.4%.

President and Chief Executive Officer Dan Carmichael commented, "Our results for the fourth quarter and full year 2006 were excellent even when compared with the outstanding performance of last year. Once again we've demonstrated that with discipline and focus, we can achieve profitable underwriting results and shareholder returns consistent with the targets we set, even in a highly competitive market. All three business segments generated an underwriting profit for 2006. That strong operating performance, plus our capital management initiatives, contributed to our 20% operating return on equity for the fourth quarter, and a 14.4% increase in book value per share for the full year.

"While we had modest new business growth in both Commercial and Personal Lines last year, long-term, strong premium growth requires an even tighter bond between our Company and our independent agents. Accordingly, and consistent with our recently updated strategic plan, we are working to equip our agents with more efficient online tools, enhanced product offerings and new agent-centric services that will help them grow their businesses and build their position with Ohio Casualty. The investments we're making in our strategic initiatives, our continued focus on profitable underwriting, combined with our strong balance sheet, will make us an even more attractive agency partner while we maintain our equally strong commitment to increasing shareholder value."

The major components of net income are summarized in the table below:


                                            Three months ended            Year ended
Summary Income Statement                       December 31,              December 31,
($ in millions, except
  share and per share data)                  2006         2005         2006         2005
---------------------------                  ----         ----         ----         ----
Premiums and finance charges earned        $354.5       $363.3     $1,424.0     $1,453.6
Investment income less expenses              54.6         53.0        208.7        201.4
Investment gains realized, net               12.7         11.2         43.6         47.4
                                           ------       ------     --------     --------
  Total revenues                            421.8        427.5      1,676.3      1,702.4

Losses and benefits for policyholders       159.4        165.0        736.5        752.3
Loss adjustment expenses                     41.8         29.2        157.0        155.0
Underwriting expenses                       106.6        118.8        441.4        462.0
Corporate and other expenses                 11.3          9.6         40.6         52.4
                                            -----        -----      -------      -------
  Total expenses                            319.1        322.6      1,375.5      1,421.7

Income before income tax expense            102.7        104.9        300.8        280.7

Income tax expense:
 On investment gains realized                 4.5          1.5         15.3          5.9
 On all other income                         22.7         26.1         67.2         62.1
                                             ----         ----         ----         ----
  Total income tax expense                   27.2         27.6         82.5         68.0

Net income                                  $75.5        $77.3       $218.3       $212.7
                                            =====        =====       ======       ======

Average shares outstanding
  - diluted                            61,981,211   64,728,004   63,392,717   67,194,425
Net income, per share - diluted             $1.22        $1.19        $3.44        $3.19



Operating Results


   Premium Revenue
   ---------------
   ($ in millions)           Three months ended                     Year ended
                                 December 31,                      December 31,
Net Premiums Written        2006     2005    % Chg          2006       2005    % Chg
--------------------        ----     ----    -----          ----       ----    -----
Commercial Lines          $186.0   $189.0   (1.6)%      $  829.7   $  823.5    0.8%
Specialty Lines             34.6     33.6    3.0%          145.3      150.4   (3.4)%
Personal Lines             105.2    114.4   (8.0)%         437.2      475.5   (8.1)%
                          ------   ------               --------   --------
 All Lines                $325.8   $337.0   (3.3)%      $1,412.2   $1,449.4   (2.6)%
                          ======   ======               ========   ========

All Lines net premiums written decreased 3.3% during the fourth quarter over the same period last year primarily as a result of lower in force policy counts in the Personal Lines segment and the commercial umbrella product line, rate reductions taken in the Personal Lines segment and lower Commercial Lines assumed premiums from mandatory workers' compensation and commercial auto pools. Specialty Lines net premiums written increased slightly during the quarter, a result of growth in the fidelity/surety product line. For the full year, new business premium production was up 9.3% and 7.4% in Commercial and Personal Lines, respectively, while policy retention was up for those two operating segments as well as for the commercial umbrella product line. This growth was offset by rate reductions and lower assumed premiums from mandatory workers' compensation and commercial auto pools.


   Combined Ratio
   --------------
                          Three months ended           Year ended
                              December 31,            December 31,
                            2006       2005          2006       2005
                            ----       ----          ----       ----
Commercial Lines           89.9%      87.4%         98.0%     101.9%
Specialty Lines            51.3%      94.1%         76.5%      95.3%
Personal Lines             93.6%      81.6%         91.8%      80.8%
                           -----      -----         -----     ------
 All Lines                 86.9%      86.1%         93.7%      94.2%


The All Lines combined ratio for the current year fourth quarter was very strong and was up just slightly when compared with the same period of the prior year. This is the result of a 3.4 point increase in the loss and loss adjustment expense (LAE) ratio, partially offset by a 2.6 point improvement in the underwriting expense ratio. The increase in the loss and LAE ratio is principally the result of increased catastrophe losses, loss cost trends increasing at a rate faster than premium rate increases and favorable reserve development that was lower in the current quarter when compared to the same period of 2005. The improvement in the underwriting expense ratio is primarily the result of recognition of state premium tax refunds related to prior years in the amount of $9.2 million partially offset by an increase in a provision for legal expenses.

Favorable prior year loss and LAE reserve development was $14.8 million (4.2 points) and $16.5 (4.5 points) million in fourth quarter 2006 and 2005, respectively. The fourth quarter 2006 reserve development was favorable for most product lines during the quarter with a few exceptions, most notably workers' compensation, which experienced adverse development. For the full year 2006, favorable reserve development was $52.2 million (3.7 points) compared with $20.1 million (1.4 points) in 2005. This year-over-year increase in favorable development is primarily the result of increased favorable development in the commercial umbrella product line and approximately $20 million less adverse development for workers' compensation.

For the current year fourth quarter, catastrophe losses increased the combined ratio by $5.8 million (1.6 points) compared with a favorable impact of ($0.3) million (0.1 point) in the same period last year. For the year, catastrophe losses were $32.8 million (2.3 points) compared with $25.8 million (1.8 points) of the prior year.

Other Highlights
Consolidated pre-tax investment income for the quarter increased $1.6 million compared with the prior year. This increase is primarily related to $3.2 million of interest income on state premium tax refunds related to prior years, which were finalized during the quarter, partially offset by an increased allocation to lower-yielding tax-exempt securities, which now comprise 37.3% of fixed-income securities at December 31, 2006 compared with 33.7% in the prior year. For the year, investment income increased $7.3 million over the prior year. In addition to the above, the increase in investment income is a result of reduced investment related expenses, positive operating cash flows and an improvement in reinvestment yields resulting from the upward movement in interest rates compared with the prior year.

During 2006 and 2005, the Corporation repurchased 3,463,396 and 1,516,105 shares of common stock at an average cost of $28.95 and $26.04, respectively, under share repurchase programs authorized by the Board of Directors. As of December 31, 2006, the Corporation has $72.0 million of share repurchase authority remaining.

Supplemental financial information for the fourth quarter ended December
31, 2006, including certain financial measures, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the SEC. A discussion of the differences between statutory accounting principles and accounting principles generally accepted in the United States is included in Item 15 of the Ohio Casualty Corporation's Annual Report on Form 10-K for the year ended December 31, 2005.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
Ohio Casualty Corporation will conduct a teleconference call, including a slide presentation, to discuss information included in this news release and related matters at 10:00 a.m. EST on Thursday, February 8, 2007. The call is being webcast by Vcall and can be accessed (as well as the related slides) directly through Ohio Casualty Corporation's website www.ocas.com and Vcall's Investor Calendar website www.investorcalendar.com. The webcast will be available for replay through May 9, 2007. To listen to call playback by telephone, dial 1-800-642-1687, then enter ID code 5099402. Call playback begins at
1 p.m. EST on February 8, 2007 and extends through 11:59 p.m. on February 10, 2007.

Quiet Period
Ohio Casualty Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the first quarter of 2007 will start April 1, 2007 extending through the time of the earnings conference call, tentatively scheduled for April 27, 2007.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 50th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2006). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of December 31, 2006.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Consolidated Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Consolidated Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in Ohio Casualty Corporation's reports filed with the SEC or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial
Measures

Reconciliation of Net Income to Operating Income
Management of the Consolidated Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amounts and per share amounts, are reconciled to net income and net income per share in the table below:


                                  Three months ended      Year ended
                                     December 31,        December 31,
($ in millions, except
per share data)                      2006     2005       2006      2005
----------------------               ----     ----       ----      ----
Operating income                    $67.3    $67.5     $190.0    $171.1
After-tax net realized gains          8.2      9.8       28.3      41.6
                                    -----    -----     ------    ------
Net income                          $75.5    $77.3     $218.3    $212.7
                                    =====    =====     ======    ======

Operating income
   per share - diluted              $1.08    $1.04     $ 3.00    $ 2.57
After-tax net realized gains per
   share-diluted                     0.14     0.15       0.44      0.62
                                    -----    -----     ------    ------
Net income per share - diluted      $1.22    $1.19     $ 3.44    $ 3.19
                                    =====    =====     ======    ======


Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the adjusted average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

                                      Three months ended             Year ended
                                          December 31,              December 31,
($ in millions)                         2006        2005          2006        2005
---------------                         ----        ----          ----        ----
Net income                          $   75.5    $   77.3      $  218.3    $  212.7
Average shareholders' equity         1,516.8     1,409.5       1,491.1     1,360.7
Return on equity based on
 annualized net income                 19.9%       21.9%         14.6%       15.6%
                                       =====       =====         =====       =====

Operating income                    $   67.3    $   67.5      $  190.0    $  171.1
Adjusted average shareholders'
 equity                              1,325.7     1,195.4       1,292.4     1,115.0
Return on equity based on
 annualized operating income           20.3%       22.6%         14.7%       15.3%
                                       =====       =====         =====       =====

Average shareholders' equity        $1,516.8    $1,409.5      $1,491.1    $1,360.7
Average unrealized gains               191.1       214.1         198.7       245.7
Adjusted average shareholders'
 equity                             $1,325.7    $1,195.4      $1,292.4    $1,115.0
                                    ========    ========      ========    ========